Mr. Stewart Irvine
401 – 1610 East 5th Avenue
Vancouver BC V5N 1L7
Canada

19 November 2014

Mr. Peter Schulhof
Director & President
c/o Go-Page Corporation
800-1199 W Hastings St.,
Vancouver BC V6E 3T5
Canada

RE: Official Letter of Resignation

Mr. Schulhof,

This is an official letter of my resignation as a Director of Go-Page Corporation Inc. As the Founder and originator of the Go-Page platform, technology and intellectual property, this letter will also serve as notice that I have rescinded and revoked the Intellectual Property Purchase Agreement presented to PSiTech Corporation for fraud and misrepresentation.

Having discovered numerous forms of misconduct, I am left with no choice but to resign. I am gravely concerned with your actions as President and the consequential impacts they have had and will have on Go-Page Corporation, shareholders, partners/contractors, customers and the furtherance of the public company, Go-Page Corporation (formally Empirical Ventures Inc.).

The reasons for my resignation include, although are not limited to, the following:

- The wrongful attempt to remove me as Director of Go-Page Corp. to which I oppose and disagree.
- Wrongful conduct regarding a shareholder vote that did not comply with SEC rules and regulations.
- Failure to disclose PSitech Corporation ownership.
- Failure to file and disclose Mr. Kreeft's resignation letter.
- Inaccurate financial record keeping which was not corrected after Directors' requests to do so.
- Wrongful Submission of PSiTech License Agreement Bill of Sale which was done without having paid the sum and which transpired Director's knowledge or approval.

Regards,

Stewart Irvine
Founder of Go-Page

CC: Jeroen Kreeft
Bill Macdonald
Michael Morrison